Exhibit 10.6

Execution Version

Share ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of December 8, 2023, by and among SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”), Mohanraj Ramasamy, solely in its capacity as representative, agent and attorney-in-fact of the Pre-Closing SVH Shareholders (as defined below) (the “Company Stockholder Representative”), and Continental Stock Transfer & Trust Company, a New York corporation (“Escrow Agent”).

BACKGROUND

A. The Company, Pegasus Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Mobiv Acquisition Corp, a Delaware corporation (“SPAC”), have entered into that certain Agreement and Plan of Merger, dated as of March 13, 2023 (as may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned Subsidiary of the Company.

B. Section 2.10 of Merger Agreement provides that, prior to the Merger, the Company shall deposit, or shall cause to be deposited, the Escrowed Shares (as defined below) with the Escrow Agent for the benefit of certain shareholders of the Company set forth on the Schedule 3 hereto (the “Pre-Closing SVH Shareholders”), which shall be released upon the occurrence of certain milestone events (the “Milestone Events”) as specifically set forth in Section 2.10(a) of the Merger Agreement (the summary of which is included on Schedule 4 hereto).

C. The Escrow Agent has agreed to accept, hold and disburse the Escrow Shares in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment.

(a) Each of the Company and the Company Stockholder Representative hereby appoint the Escrow Agent to serve as escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

(b) All capitalized terms with respect to the Escrow Agent shall be defined herein. The Escrow Agent shall act only in accordance with the terms and conditions contained in this Agreement and shall have no duties or obligations with respect to the Merger Agreement.

2. Escrow Shares.

(a) Prior to the consummation of the Merger in accordance with the Merger Agreement, the Company shall deposit in escrow with the Escrow Agent 23,503,979 shares of the ordinary shares of the Company (“Escrow Shares”). Upon receipt of the Escrow Shares, the Escrow Agent shall acknowledge receipt of the Escrow Shares and shall hold the Escrow Shares as a book-entry position registered in the name of “Continental Stock Transfer & Trust as Escrow Agent on behalf and for the benefit of Pre-Closing SVH Shareholders.”

(b) During the term of this Agreement, each Pre-Closing SVH Shareholder shall be entitled to exercise voting rights with respect to such Escrow Shares. With respect to any matter for which the Escrow Shares are permitted to vote, the Company Stockholder Representative shall direct the Escrow Agent to, and the Escrow Agent shall, vote or cause to be voted the Escrow Shares in accordance with such written direction from the Company Stockholder Representative. In the absence of any directions from the Company Stockholder Representative with respect to the Escrowed Shares attributable to any Pre-Closing SVH Shareholder, the Escrow Agent shall not vote any of the shares compromising the Escrow Shares attributable to such Pre-Closing SVH Shareholder.

(c) Any dividends or distributions or other income paid or otherwise accruing to the Escrow Shares shall be deemed part of the Escrow and be delivered to the Escrow Agent to be held in a bank account and be deposited in a non-interest bearing account to be maintained by the Escrow Agent in the name of the Escrow Agent until such Escrow Shares are disbursed from such account in accordance with the terms of this Agreement.

(d) In the event of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event with respect to the ordinary shares of the Company (the “Company Shares”), or any distribution to holders of the Company Shares outstanding after the date hereof and prior to the time when the Escrow Shares are delivered to the Pre-Closing SVH Shareholders in accordance with terms and conditions set forth herein, other than a regular cash dividend, the Escrow Shares shall be appropriately adjusted on a pro rata basis and consistent with the terms of this Agreement.

3. Disposition and Termination.

(a) The Escrow Shares, together with any dividends or distributions or other income paid or otherwise accruing to the Escrow Shares during the time such Escrow Shares are held in escrow, as of the relevant date (collectively, the “Earnings”), shall be released to the Pre-Closing SVH Shareholders in the event that the Company reaches the Milestone Events as set forth in the Merger Agreement. Claims for the release of the Escrow Shares (and any Earnings thereon) by Pre-Closing SVH Shareholders shall be referred to as “Earnout Escrow Claims”. For the avoidance of doubt, Earnout Escrow Claims shall be asserted and resolved solely as set forth in the Merger Agreement, subject to the time periods and other restrictions set forth therein. The Company shall notify the Company Stockholder Representative and the Escrow Agent in writing of the occurrence of any Milestone Event under the Merger Agreement, and any Earnout Escrow Claims resulting therefrom (“Earnout Escrow Notice”) and, promptly after the receipt of such Earnout Escrow Notice, the Company and the Company Stockholder Representative shall execute and deliver to the Escrow Agent a Joint Written Instruction (as defined below) with respect to the release of the number of Escrow Shares specified in such applicable Earnout Escrow Notice, together with any Earnings thereon. The Escrow Agent shall administer the Escrow Shares in accordance with such Joint Written Instruction to the Escrow Agent to release the Escrow Shares, or any portion thereof, together with any Earnings thereon, as set forth in such Instruction. The Escrow Agent shall not distribute all or a portion of the Escrow Shares or the Earnings thereon except in accordance with Section 3(b).

(b) Within five (5) Business Days after receipt of a joint written instruction in the form attached hereto as Exhibit A signed by each of the Company and the Company Stockholder Representative (a “Joint Written Instruction”) specifying the amount of Escrow Shares asserted by the Company for such Earnout Escrow Claim, the Escrow Agent shall disburse the portion of the Escrow Shares and any Earnings thereon to such parties as provided in the Joint Written Instruction. Any Joint Written Instruction shall contain all requisite information needed by the Escrow Agent in order to distribute the Escrow Shares and any Earnings thereon in accordance with this Agreement, including names, addresses, number of shares, and any other information requested by the Escrow Agent. For the avoidance of doubt, the Escrow Agent shall make distributions of the Escrow Shares and any Earnings thereon only in accordance with a Joint Written Instruction.

(c) Within ten (10) Business Days after the Release Date, the Company and the Company Stockholder Representative shall deliver a Joint Written Instruction to the Escrow Agent, instructing the Escrow Agent to return/disburse to the Company the number of Escrow Shares (together with any Earnings thereon), if greater than zero, equal to (i) the number of Escrow Shares left in escrow and any Earnings thereon less (ii) any Escrow Shares that are subject to an Earnout Escrow Claim with respect to which the Escrow Agent shall have received an Earnout Escrow Notice prior to the Release Date, together with any Earnings thereon, but which remains unresolved or unsatisfied as of such date (the “Disputed Amount”). With respect to any Disputed Amounts, the Escrow Agent shall continue to hold such amounts in escrow in accordance with the terms of this Agreement until the resolution of such underlying Earnout Escrow Claims. Such Disputed Amounts, once resolved, shall be disbursed by the Escrow Agent pursuant to Section 3(b) of this Agreement or returned/disbursed to the Company pursuant to this Section 3(c), as the case may be. For the purposes of this Agreement, “Release Date” means the date that is ten (10) Business Days following the filing with the U.S. Securities and Exchange Commission by the Company of an Annual Report on Form 20-F for the fiscal year ended March 31, 2026.

(d) Upon the delivery of all the Escrow Shares and any Earnings thereon by the Escrow Agent in accordance with the terms of this Agreement and instructions, this Agreement shall terminate, subject to the provisions of Section 6.

4. Escrow Agent.

(a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Company, SPAC and the Company Stockholder Representative, and any other person or entity, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligation of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.

(b) In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement between the Company, SPAC and the Company Stockholder Representative, or any other person or entity, the terms and conditions of this Agreement shall control; provided, however, that in the event of any conflict between the terms and provisions of Section 2.10 of the Merger Agreement and Schedule 4 hereto, Section 2.10 of the Merger Agreement shall control.

(c) The Escrow Agent may rely upon, and shall not be liable for acting or refraining from acting upon, any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the Company and the Company Stockholder Representative, and their respective authorized officers and representatives, without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Shares and any Earnings thereon, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 9 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(d) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s fraud, gross negligence or willful misconduct was the primary cause of any loss to any party hereto or any beneficiary of the Escrow Shares. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.

(e) The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s fraud, gross negligence or willful misconduct was the primary cause of any loss to any of the parties hereto or any beneficiary or the Escrow Shares. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all the property held in escrow until it shall be given a direction in writing which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent, or by a final and non-appealable order or judgement of a court of competent jurisdiction agrees to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

5. Succession.

(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice in writing of such resignation to other parties hereto specifying a date when such resignation shall take effect; provided that such resignation shall not take effect until a successor Escrow Agent has been appointed by other parties hereto or in accordance with this Section 5. If such parties have failed to appoint a successor Escrow Agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Shares and any Earnings thereon (without any obligation to reinvest the same) and to deliver the same to a designated substitute Escrow Agent, if any, or in accordance with the directions of a final order or judgement of a court of competent jurisdiction, at which time of delivery, the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7 below.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6. Compensation and Reimbursement. The Escrow Agent shall be entitled to compensation by the Company for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule 2. The Escrow Agent shall also be entitled to payments of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7. The obligations of the Company set forth in this Section 6 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

7. Indemnity.

(a) The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the fraud, gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the Nature of Interpleader in any state of federal court located in New York County, State of New York.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgement, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8. Patriot Act Disclosure; Taxpayer Identification Numbers; Tax Reporting.

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, each of the parties acknowledges that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm identity of such party, including without limitation such party’s name, address and organizational documents (“identifying information”). Each party agrees to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) Such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

(c) Not later than five (5) Business Days after Escrow Agent is notified in writing by a withholding agent that any Earnings paid or otherwise accruing to the Escrow Shares is or may be subject to U.S. federal backup withholding tax, the Escrow Agent shall notify the Company in writing of any such tax and, upon the request of the Company, shall deliver to such withholding agent any forms provided by the Pre-Closing SVH Shareholders to secure an exemption from such withholding (including IRS Forms W-9 or W-8) or, if required by such withholding agent, the Escrow Agent shall provide the withholding agent with a properly completed and executed IRS Form W-9 of the Escrow Agent.

(d) The Escrow Agent shall, prior to withholding any tax from any payment of Earnings to be made by the Escrow Agent to any Pre-Closing SVH Shareholder pursuant to this Agreement, notify the Company in writing of its intention to withhold such tax and, upon reasonable request of the Company, allow the Company a reasonable period of time to provide the Escrow Agent with any forms required to secure an exemption from any such withholding.

9. Notices. All communications hereunder shall be in writing and, except for communications from the Company and/or Company Stockholder Representative to the Escrow Agent setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrow Shares, including but not limited to Joint Written Instructions (all of which shall be specifically governed by Section 10 below), all notices and communications hereunder shall be deemed to have been duly given and made if in writing and if (i) served by personal delivery upon the party for whom it is intended, (ii) delivered by registered mail, return receipt requested, or by Federal Express or similar overnight courier, or (iii) sent by facsimile or e-mail, electronically or otherwise, to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to the Escrow Agent:

Continental Stock Transfer and Trust
One State Street — 30th Floor
New York, New York 10004-1561
Attention: Erika Harris

Email: eharris@continentalstock.com

If to the Company:

SRIVARU Holding Limited

2nd Floor, Regatta Office Park

West Bay Road, PO Box 10655

Grand Cayman KY1-1006

Attn: Mohanraj Ramasamy

Email: ir@srivarumotors.com

with a copy to (which shall not constitute notice):

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019

Attn: Rajiv Khanna

Email: rajiv.khanna@nortonrosefulbright.com

If to the Company Stockholder Representative:

Mohanraj Ramasamy
3541 Rocca Ct

Pleasanton – CA – 94588

Email: rmraj@srivarumotors.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such offer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

10. Security Procedures.

(a) Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrow Shares and any Earnings thereon, including but not limited to any Joint Written Instruction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrow Shares and any Earnings thereon, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Company and/or Company Stockholder Representative, as the case may be, by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that number.

(b) In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives of the Company identified on Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by officers of the Company (collectively, the “Senior Officers”), as the case may be, which shall include the titles of Chief Executive Officer, General Counsel, Chief Financial Officer, President of Executive Vice President, as the Escrow Agent may select. Such Senior Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

(c) Each party hereto acknowledges that the Escrow Agent is authorized to deliver the Escrow Shares and any Earnings thereon to the custodian account of recipient of the Escrow Shares, as designated in a Joint Written Instruction.

11. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgement or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered, whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree, it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree being subsequently reversed, modified, annulled, set aside or vacated.

12. Miscellaneous.

(a) Except for changes to transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all parties hereto.

(b) Except as expressly provided in Section 5(b), neither this Agreement nor any right or interest hereunder may be assigned, nor any duty hereunder may be delegated, in whole or in part by any party hereto, without the prior consent of all of the other parties hereto.

(c) This Agreement shall be governed by and construed under the laws of the State of New York, without reference or regard to its principles of conflicts of law except Section 5-1401 of New York General Obligations Law. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens, or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York.

(d) To the extent that in any jurisdiction any party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgement), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity.

(e) EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 12(E) AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

(f) No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

(g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including by electronic mail or in .pdf), and such facsimile or other electronic transmission (including by electronic mail or in .pdf) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

(h) If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

(i) A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

(j) The parties represent, warrant and covenant that each document, notice, instruction or request provided by such party to the other party shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.

(k) Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the parties hereto any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Shares escrowed hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

COMPANY

SRIVARU HOLDING LIMITED

By:
Name:	Mohanraj Ramasamy
Title:	Director

COMPANY STOCKHOLDER REPRESENTATIVE

Mohanraj Ramasamy

ESCROW AGENT

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY

By:
Name:
Title:

[Signature Page to Earnout Escrow Agreement]

Schedule 1

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Escrow Asset Transfer Instructions

Name	Telephone Number	Signature

Company

SRIVARU Holding Limited	+1 (800) 316-6660

Company Stockholder Representative

Mohanraj Ramasamy	+17079710619

Schedule 2

Escrow Agent Compensation

○	Escrow Fee (Review and Processing) = $2,500 (One-time fee).

○	Escrow Database = $200 Monthly (this will be applied to SVH Monthly Invoices).

Schedule 3

Pre-Closing SVH Shareholders

Shareholder and Address	Earnout
	FY 2024	FY 2025	FY 2026
Mohanraj Ramasamy Address: 3541 Rocca Ct, Pleasanton, CA 94588	220,706	627,871	2,956,702
Sharmila Mohanraj Address: 3541 Rocca Ct, Pleasanton, CA 94588	35,598	101,270	476,887
Pakkirisamy Rajamanickam Address: 33, Leonie Hill Road, #6-03, Singapore - 239197	7,760	22,077	103,961
Senthil Balakrishnan Address: 4709 Woodrose Circle, Dublin, CA 94568	488	1,387	6,532
Saravanan Kalinagasamy Address: 3107 Terra Cotta Court, San Jose, CA 95135	1,780	5,063	23,844
Lakshmi Sivasubramanian Address: 6912 York Dr, Dublin, CA 94568	488	1,387	6,532
The SVM Trust Address: The SVM Trust c/o Amicorp Cayman Fiduciary Limited 2nd Floor, Regatta Office Park Leeward 2 West Bay Road Grand Cayman KY1-1006 Cayman Islands Attention: Christina Hart	1,096,411	3,119,101	14,688,132

Schedule 4

Milestone Events

Pursuant to the Merger Agreement, the Pre-Closing SVH Shareholders are entitled to receive their pro rata portion, as set forth opposite their name on Schedule 3 hereto (the “Pro Rata Portion”) of up to 23,503,979 Escrow Shares, as follows:

(a) Each of the Pre-Closing SVH Shareholders will receive their Pro Rata Portion of the 2024 Earnout (as defined in the Merger Agreement) to be released from the escrow within ten (10) Business Days (as defined in the Merger Agreement) (such date, the “2024 Earnout Release Date”) following the filing with the SEC by the Company of an Annual Report on Form 20-F for the fiscal year ended March 31, 2024 which reflects Vehicle Sales Revenue (as defined in the Merger Agreement) of the Company for the fiscal year 2024 of $39,000,000 or more;

(b) Each of the Pre-Closing SVH Shareholders will receive their Pro Rata Portion of the 2025 Earnout (as defined in the Merger Agreement) to be released from the escrow within ten (10) Business Days (such date, the “2025 Earnout Release Date”) following the filing with the SEC by the Company of an Annual Report on Form 20-F for the fiscal year ended March 31, 2025 which reflects Vehicle Sales Revenue of the Company for the fiscal year 2025 of $117,000,000 or more; and

(c) Each of the Pre-Closing SVH Shareholders will receive their Pro Rata Portion of the 2026 Earnout (as defined in the Merger Agreement) to be released from the escrow within ten (10) Business Days (such date, the “2026 Earnout Release Date”) following the filing with the SEC by the Company of an Annual Report on Form 20-F for the fiscal year ended March 31, 2026 which reflects Vehicle Sales Revenue of the Company for the fiscal year 2026 of $553,000,000 or more;

(d) If either or both of the 2024 Earnout and the 2025 Earnout are not earned as set forth above, each of the Pre-Closing SVH Shareholders will receive their Pro Rata Portion of the amount of the 2024 Earnout and the 2025 Earnout not so earned to be released from the escrow on the 2026 Earnout Release Date if the aggregate total Vehicle Sales Revenue for the fiscal years ended March 31, 2024, 2025 and 2026 is $709,000,000 or more; and

(e) In the event that any of the Vehicle Sales Revenue triggers set forth above are not met on the applicable Earnout Release Date, but Vehicle Sales Revenue is at least 50% of the stated trigger, then the board of directors of the Company shall have discretion to waive the applicable Vehicle Sales Revenue trigger and release all or any portion of the applicable Escrowed Shares and Earnings thereon available to be released as of such Earnout Release Date to the Pre-Closing SVH Shareholders.

EXHIBIT A
Form of Joint Written Instructions

[●]
Continental Stock Transfer & Trust Company
One State Street — 30th Floor
New York, New York 10004
Facsimile No: (212) 616-7615
Attention: [●]

RE: Earnout Escrow Agreement, dated as of [●], 2023 (the “Earnout Escrow Agreement”), by and among SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”), Mohanraj Ramasamy, solely in its capacity as representative, agent and attorney-in-fact of the Pre-Closing SVH Shareholders (the “Company Stockholder Representative”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

Dear [●]:

Unless otherwise defined in this letter, capitalized terms used in this letter shall have the definitions ascribed to them in the Earnout Escrow Agreement.

This letter shall serve as the Joint Written Instruction of the Company and the Company Stockholder Representative pursuant to Section 4 of the Earnout Escrow Agreement.

The parties hereto hereby instruct the Escrow Agent to disburse the Escrow Shares to the following persons and entities in the amounts set forth on Exhibit A hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Joint Written Instructions on [●].

COMPANY

SRIVARU HOLDING LIMITED

By:
Name:
Title:

EARNOUT GROUP REPRESENTATIVE

Mohanraj Ramasamy

[Signature Page to Form of Joint Written Instructions]

EXHIBIT A

Name & Address	Number of Escrow Shares
[●]	[●]

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